Exhibit 99.2

STAAR Surgical Company

Transcript of Conference Call
April 28, 2005

Operator:	Good afternoon ladies and gentlemen, and welcome to the STAAR Surgical 1st Quarter Result Conference Call. At this time, all participants are in a listen-only mode. Following today's presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Thursday, April 28, 2005. I would now like to turn the conference over to Doug Sherk with the EVC Group, please go ahead sir.

Doug Sherk:	Thank you, operator. Good afternoon everyone, thank you for joining us this afternoon for the STAAR Surgical Conference Call to reveal the financial results for the 1st quarter of 2005 that ended April 1, 2005.

The news release reviewing the 1st quarter results as well as a separate release regarding the appointment of a new Chairman of the Board, and senior management team changes crossed the wire this afternoon shortly after the market closed.

If you haven't received a copy of the releases and would like to do so, please call our office at 415-896-6820 and we'll get one to you immediately.

Additionally, we have arranged for a taped replay of this call which may be accessed by phone. The replay will take effect approximately one hour after the call's conclusion, and remain in effect through midnight Pacific Time on Thursday, May 5th, for seven days. The dial number to access the replay is 800-405-2236 or for international callers 303-590-3000, both numbers need a pass code of 11028553 and the pound sign. This call is being broadcast live and an archive replay will also be available. To access the web cast go to STAAR's web site at www.staar.com.

Before we get started, during the course of this conference call, the Company will make projections or other forward-looking statements regarding future events, including the expected cash burn for the full year 2005. There are risks and uncertainties involved in these statements and they include our ability to implement our cost-saving strategies, and realize our expected savings. They also include our limited capital resources; the success of our efforts to realign our management team; and the results of our response to FDA observations; as well as our ability to reverse the decline in domestic sales of IOLs; our ability to successfully introduce and gain market acceptance of our redesigned three-piece Collamer IOL and insertion system; our ability to maintain or enhance our existing product sales and gross profit margins, and reduce compliance expenditures; the need to obtain regulatory approval for new products; the acceptance of new products by medical practitioners and consumers; the rapid pace of technological change in the ophthalmic industry; our ability to compete with major, larger ophthalmic companies; general domestic and international economic conditions; access to financing; and other factors beyond the control of STAAR Surgical Company, including those details from time to time in STAAR Surgical Company's reports filed with the SEC.

STAAR Surgical Company assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

Now, I'd like to turn the call over to David Bailey, President and Chief Executive Officer of STAAR Surgical Company.

David Bailey:	Thank you, Doug. We have a lot to cover today, including our 1st quarter performance, FDA status regarding the ICL approval, the progress of our three-piece Collamer lens, the changes in our senior management leadership team, and the changes we've made at board level to enhance corporate governance.

Let me start with the changes we've made at the senior management level, and introduce Deborah Andrews who is being promoted to Vice President and Principal Accounting Officer, and has agreed to become interim CFO with John Bily's resignation. Deborah has been with STAAR for 10 years and has made a very significant contribution in the areas of finance and financial compliance, and her new title is well deserved. I'm delighted that Deborah has also agreed to take on the interim CFO role and you will be hearing more from her later regarding the 1st quarter performance.

The other key change we announced was the appointment of Charles Kaufman in the new role of General Counsel. We are delighted that Charles has joined the Company and feel this new internal position will strengthen us going forward as well as lowering costs in certain key areas. Charles is very familiar with the Company, having worked with STAAR as an outside attorney at Sheppard Mullin over the last four years. He brings a wealth of experience with the added bonus of having worked in Japan, and being very familiar with the Japanese language. This will help us as we move to make our Japanese venture with Canon more productive and profitable. Given the issues we have been facing, we feel that Charles will provide us with improved operating efficiency in the future.

On the business front, international continues to do well, and we have good reason to expect that it will continue to do well. Toric ICL sales as a percentage of total ICL sales continue to accelerate, with total sales growing 30% versus prior year and 115% over the 4th quarter. This has been achieved despite aggressive marketing of the Iris Claw Lens by AMO and Ophtec. Controlled international rollout of the new multi-focal lenses by Alcon and AMO is not affecting that growth, because those lenses are targeted at a different patient group. As these products rollout in the U.S., they will grow the number of refractive procedures and increase practice revenues significantly. We believe this will help the growth of refractive overall and further develop the market for the ICL technology.

We expect new regulatory approvals over the course of this year to provide additional traction to the international business and the ICL business, in particular. We're optimistic of Korean approval for the Toric ICL in the 2nd quarter, and approval for both the ICL and the Toric ICL in China during the 4th quarter. Given the opportunity for refractive growth in these Asian markets, we've relocated one of our most successful specialists to the region in order to manage the distribution channel and the rollout more effectively. We will back-fill his position in Switzerland to ensure our momentum in existing markets continues with both the ICL and the Preloaded IOL. The latter is growing well and we expect to launch the aspheric version of the preloaded silicon lens, late 3rd quarter in the EU region. This will open up additional opportunities ahead of our planned move of production of at least part of this range of preloaded ICLs to our facility in Monrovia from our JV in Japan resulting in significant costs of good improvement.

At the ESCRS in early September, we are planning a unique, live surgery session. We have asked the organizers to allow one of our users to perform bilateral Toric ICL surgery during one of the 15 minute live-surgery sessions. The surgeon is doing this routinely in his existing practice and reported on his outcomes at the recent ASCRS meeting in Washington. They are incredible! Let me quantify. In the U.S. clinical trial 95% of patients had 20/25 best corrected visual acuity before surgery, and achieved the same acuity with no correction in place after they'd had the Toric ICL surgery. We believe the technology will continue to do well for two reasons. It is compatible with modern-day surgical techniques and, two, it's compatible with the requirements of a modern-day refractive center in terms of outcomes and patient profitability. The Toric ICL builds on all of this by adding the customized outcomes, the ultimate goal of any large commercial refractive center.

Regarding the U.S. approval for ICL, we continue to work diligently with the two key groups within the agency. The Office of Device Evaluation will issue any approvable letter for the ICL and the Office of Compliance who are concerned with audits of our facility, particularly in Monrovia.

The dialogue with ODE around approvability hits a critical milestone in early May, when we expect to have all outstanding questions submitted to STAAR by ODE. This process has taken longer than we had first hoped, but there seems to be a mutual willingness to close out open items in the very near future.

On the compliance front, we have had no formal communication with FDA since our meeting on the 27th of January when they informed us that the Collamer material issues had been addressed to their satisfaction. This involved seven of the 36 observations originally made by the inspector. Since that date, we have continued our internal work in anticipation of re-audit and believe we'll be well prepared. We are being guided in our efforts by internal and external audits, and believe we have done everything reasonably possible to prepare for a re-audit. There can, however, be no guarantees and, hence, I do not want to speculate on when ICL will be approved.

For the Toric ICL, however, and the U.S. trial in particular, I can provide an update. Within the next 60 to 90 days, we expect to have the data in-house to complete the trial and to begin compiling the submission for the FDA. As we have stated in the past, the delays in the ICL approval have shortened the timeline between approval of the two products. I would reiterate, the outcomes with this lens are exceptional and are truly customized, and in general, that avoids the need for additional surgery. Re-treatments are dramatically reduced versus other treatments.

Our main challenge with the business overall is the decline in U.S. sales. Delays in the ICL and the compliance overhang have exacerbated this trend. As we have stated, the key in the short-term to turning this around is to roll out the new Collamer three-piece lens with injector which we showed at the ASCRS meeting and is on track to meet our Q2 deadline for rollout. Based on the clinical feedback so far, we expect this product to meet our anticipated goal of a $3 to $5 million run rate after the first 12 months have launched. Based on these numbers, we would expect a meaningful impact to U.S. sales in our total P&L by the 4th quarter.

We will continue to control expenses very tightly, particularly in the U.S. and consider additional structural changes if our cost-saving initiatives do not meet our stated goals. Deborah has been given the task of working with me to drive inefficiency out of the U.S. business. Our financials already reflect this activity, but we will be relentless in the pursuit of our cost reduction and efficiency programs.

Turning to our last call, we announced we were working with Morgan Stanley to explore strategic options. This activity continues and will be ongoing with a focus on maximizing shareholder value.

At the Board level, I am very pleased with the changes we have announced today. These changes are aimed at keeping STAAR at the forefront of current corporate governance trends. To have attracted outside directors of the caliber of Dave Schlotterbeck and Don Bailey to STAAR, is very exciting and gives us a much stronger platform from which to build shareholder value. I would reiterate at this point what's in the press release, that there is no relationship with Don and myself, same surname, no relationship. I am pleased to be handing over the chairmanship to Don, and will ensure that he is close enough to the operational issues to communicate effectively with shareholders. Don has the time to devote to the Company, with his background, experience and successful track record, he will provide a very valuable perspective for both myself and other operational managers.

In addition, Don will provide other Board members with a unique, independent perspective, as well as playing a major role in the evaluation of various strategies we are currently studying to enhance shareholder value. We look forward to his contribution. I would now like to hand over to Deborah before opening up for questions.

Deborah Andrews:	Thank you, David. Although I've been with STAAR for 10 years, for many of you this will be our first introduction. For today's call I'll be focusing on some key financial measures of the Company.

In addition to the regulatory issues we face, of uppermost concern to us is cash flow and reversing the trends that led to the going concern opinion and subsequent financing. Our efforts have already resulted in a lower than projected cash burn for operating activities during the 1st quarter of approximately $900,000, with cash flow from operating activities totaling $2.5 million for the 1st quarter of 2005, versus $3.1 million for Q4 2004, and $2.7 million in Q3 2004. This has been achieved through cost containment efforts in the U.S. and from our international operations which generated more cash than anticipated.

We continue to gain traction in international markets with the ICL which grew 30% over the 1st quarter of 2004, and 115% over the 4th quarter of 2004. The ICL now represents 10% of consolidated, worldwide sales.

Our Swiss facility is realizing 64% standard margins on distributor pricing based on increased sales of ICLs and Toric ICLs. As a result, they were able to pay down their line of credit with UBS by $1.2 million, while retaining availability under the line.

Sales of preloaded injectors are also gaining momentum internationally and have really made an impact in our Australian subsidiary based on premium pricing. Preloaded IOL sales now represent 15% of total IOL sales for the Company. They are beginning to made inroads in Germany where we have a very strong cataract franchise.

International sales now represent 63.5% of the Company's total sales, up from 59.2% in the 1st quarter of 2004 and 61.2% in the 4th quarter of 2004. Of perhaps greater significance is the fact that ICL sales now represent 16% of total international sales and growing.

Although the ICL and the preloaded injector are doing well for our Swiss facility, the decline in Collamer IOL sales in the U.S. has forced our Swiss subsidiary, who manufactures the product, to reduce its workforce in response to the lower demand. This action, taken in March 2005, is expected to rollout over the next four months and should result in savings of approximately $250,000 this year or $500,000 on an annualized basis.

The most significant issues that we face in terms of cash flow have been and continue to be in the U.S., where total sales declined 10.1% from the 1st quarter of 2004, and 8.1% from the 4th quarter of 2004.

Gross profit has been significantly eroded by lower volumes of IOLs, increased overhead and reduced yields due to compliance activities that took place in the 2nd half of 2004. We are pleased that gross profit did not fall below its 4th quarter 2004 level of 47.2%, and believe that with manufacturing improvements that have been introduced and increased volume, we will begin seeing at least some marginal improvement in manufacturing costs in the 2nd quarter. The launch of the three-piece Collamer IOL will also improve absorption of overhead in Monrovia and will begin to help improve unit costs as volume increases.

Significantly, there was little impact to gross profit by overall changes in average selling price between the 1st quarter of 2005 and the 1st quarter of 2004.

From an expense standpoint in the U.S. we previously announced various cost-saving measures that were implemented in the 1st quarter which we expect to total $3 million annually. We believe that we are on track with these cost reductions and continue to take other measures throughout the organization to drive out discretionary spending. The previously announced $3 million target did not include the reduction in Switzerland, I referenced earlier.

Our biggest risk to achieving our cash flow forecast is in the continued decline in U.S. sales, but as Dave referenced, we believe that with the rollout of the three-piece Collamer IOL and injector, this has the potential to offset any underlying sales decline in the U.S. and drive sales growth as we exit the year. This will have a significant impact on U.S. cash flows which will add to the already positive trend we see in international.

Looking ahead, we are not providing any revenue guidance for the 2nd quarter during today's call. However, I can tell you that based on the 1st quarter results and our actions to reduce costs, we expect total cash burn for 2005 to be at or below the cash burn of 2004, which was $9.6 million excluding the proceeds of the private placement. I would now like to hand over to Dave to open up for questions.

David Bailey:	Thank you, Deborah. Just before we open up for questions I'd just like to briefly comment on the international business.

As you will appreciate, STAAR's progress in the U.S. is dependent on the FDA approvals whereas this is not an impediment overseas. Although we will not see the potential for ICL full realized in international until we have the positive effect from an FDA approval in the U.S., the business is nonetheless performing very satisfactorily as is the cataract segment of that business. In Quarter 1 '05 we achieved revenue growth of 8.3% versus prior year. In the quarter, as Deborah said, we were cash flow positive in international and to finish we expect to replicate, indeed substantially exceed, that type of performance in the U.S. market as and when ICL has approval. I would now like to open up for questions.

Operator:	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to withdraw your question, please press the star followed by the two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order that they are received.

If you're using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for our first question.

Our first question comes from Joanne Wuensch with Harris Nesbitt, please go ahead.

Joanne Wuensch:	Hey guys. Deborah, congrats on the promotion.

Deborah Andrews:	Thank you.

Joanne Wuensch:	Um--

David Bailey:	Hey Joanne, I'm sorry I missed you at ASCRS.

Joanne Wuensch:	That's ok. In terms of the three-piece Collamer in the U.S., you're still targeting it for a 2nd quarter launch. We're roughly a month into the 2nd quarter. Tell me what--do you need FDA approval, do you need to build inventory, what are the steps between today and a successful launch in the next few months?

David Bailey:	We're building inventory, we've increased the shifts -- increased the overtime, and we'll double the shifts, so that we're building IOL inventory. We've been carrying out clinical evaluations prior to the ASCRS and subsequent from the ASCRS, and we have some final steps just to sign-off documentation and pull things together, and we would expect to release the product into inventory in May, and continue the rollout thereafter. So, it's well into the Quarter 2 target that we said, Joanne, so we're almost there.

Joanne Wuensch:	But, I mean, do you need to get FDA approval for this?

David Bailey:	Oh, no, that--this product is, already has regulator approval. The injector system was 510K approved mid-last year. The lens enhancements that we've made were year-end submissions, so there's no approval barrier; they've all been overcome. So, it really is just the internal quality sign-offs and the design file sign-offs.

Joanne Wuensch:	Ok, while we're on the FDA topic --I know you don't want to set timelines for approval for the ICL, but can you give us a little qualitative information of where you are in your discussions?

David Bailey:	Yeah, I think focusing on ODE which is the Office of Device Evaluation, who are the people who would issue an approvable letter, we have an early May timeline where we would expect to get any and all outstanding questions over the file from them, and I think its fair to say that we don't expect too many or them to be of a particularly substantive nature. We expect to answer those very quickly and we have talked to them, and there seems to be willingness on both sides to try and get things closed off fairly quickly. So, whilst I cannot give absolutes, there is an absolute early commitment in May to have any and all questions back from them. We will turn those around very quickly and, based on what we've seen in the past, the turnaround and the close-out has been pretty quick, once we've had the questions. So, I would be looking to be for next month, May, to be a critical period with that ODE activity.

On the compliance front, we expect re-audit -- that could be at any time -- it could be tomorrow. We are just pursuing our internal activity, bolstered by internal audits and external people auditing us to make sure that we're in the best shape possible. So for compliance, it's a little bit more difficult to put a timeline on, but literally they could come tomorrow to re-audit, if they choose to re-audit, and that's what we've expected. That's about as specific as I can be on the compliance front, Joanne.

Joanne Wuensch:	Ok, thank you very much and good luck.

David Bailey and
Deborah Andrews:	Thank you.

Operator:	Thank you. Our next question comes from Kate Sharadin with Pacific Growth Equities, please go ahead.

Kate Sharadin:	Hi everybody.

David Bailey:	Hey, Kate.

Kate Sharadin:	You think you could clarify, Dave, you said the re-audit could happen any time. What's the difference between you guys requesting a re-audit and them just showing up, I'm a little confused there?

David Bailey:	Yeah, FDA can come and re-audit any company at any time, particularly in the situation we're in. So, I'm being advised that they could, just to reiterate what I've said on prior calls; they could choose not to re-audit and take further action against the Company. Obviously, we've not seen that. They can re-audit at any time, or they can accept a request from us to have a re-audit, and it really is in their, uh, it's up to them what they do; we don't have much control over that. So therefore, as we've said in the past, we set out a route which used the time effectively to internally prepare for what we believe will be a re-audit and that's what we're doing, Kate.

But we could be re-audited at any time, and we could go and ask for a re-audit. At the moment, our approach has been to use the time to work very diligently, internally with our new team to make sure that we're in the best possible shape, and feel that we've made huge progress in that regard, both closing out the items from the last audit and generally improving our systems, and using those systems to demonstrate and verify compliance, such as the whole project around the three-piece Collamer which is under the new design control system.

Kate Sharadin:	Ok, do you, so are you, is plan then, is your strategy, do you guys have something on the calendar that you say, "OK, we're going to work through everything and this is kind of our goal that we would actually request" or are you just kind of -what you say using the time, I'm just trying to figure out if there's a goal in mind for yourselves to ask them to come back or if that's just not a good idea in your mind?

David Bailey:	The internal goal is to work as hard as possible which is what we've done and then to get verification from our internal audits and, using external people. We've used two groups -- Quintiles and King & Spaulding -- to give us the confidence that we're truly ready for a re-audit. Even if we request the re-audit and that's not an unreasonable strategy, there's no guarantee that it will occur in the timeframe we would want, Kate. So, it's a little uncertain even if have a solid strategy and I believe we do.

Kate Sharadin:	Since you do have some, you know, some sort of counsel on some of the stuff, your consultants, etc., are they telling you what might the FDA be doing right now? I mean, it sounds like, obviously, it's in their court; it's in your court in terms of you guys continuing to pursue things, but with respect to them contacting you or showing up or whatever, what's--what's going on, on their clock right now do you think, best guess?

David Bailey:	It's difficult to say, even the experts find difficulty in answering that. The most solid comment I've had is that the longer time goes on, the more likely there is for a re-audit.

Kate Sharadin:	Ok.

David Bailey:	And that, that could occur any time. I mean the longer the time that's gone on since the last audit, the more chance there is of a re-audit which could occur at any time. That's--I know that sounds vague, Kate, but we've taken the best advice possible and that, in essence, is the advice that's being given. The longer the time goes on, the more chance there is of a re-audit.

Kate Sharadin:	Ok, ok. I'll move on. I'm curious on the multifocals, you know we're familiar with what's going on there and know it's different--a different sort of target audience, but I think you made a comment about how some of the effort here as well as overseas would perhaps drive the refractive business. Can you comment on that a little bit further?

David Bailey:	Yeah, I think generally there's a move to refractive surgery within the eye. Intraocular refractive surgery. And that's being driven by phakic implants and by the newer multifocal implants. You know in the U.S. I think, with the new approvals, that's going to occur more and more. I think the multi-focal implants of which I'm very familiar and have been involved in, are generally targeted at the people who have presbyopia and the cataract market, but the pricing that they're giving them is clearly focused at the presbyopic market and the very early cataract market. So, I think that will drive refractive, that will drive more surgeons into refractive intraocular surgery, and they will want to look at additional modalities to extend that refractive range. And the ICL falls right into that, given that it gives them a refractive option for patients in the mid-20s up to presbyopic age or further if they choose to.

Kate Sharadin:	So just turns the attention then on the, on the whole landscape of intraocular. So that's what you're saying?

David Bailey:	Yes.

Kate Sharadin:	Ok.

David Bailey:	Yes, absolutely.

Kate Sharadin:	Ok, um--

David Bailey:	The more tools the doctor has to exploit that refractive market, the more it's going to grow overall.

Kate Sharadin:	Ok, and just finally, you're growth, ICL growth in international, are you guys generally quoting on dollars, right? Basically, growth in dollars and is there, is there anything to say on any change in ASPs for, you know, units or is it pretty steady?

David Bailey:	It's pretty steady. We invoice in dollars, or we have, so there's no currency impact and ASPs, actually, are up. We've actually had some price improvement. And the margin that Deborah quoted, the 64%, is on a distributor business. So, that's very healthy.

Kate Sharadin:	Ok, so will the ASP then kind of tick up if we start to see Toric and particularly if we get Korea, and then we get both Chin--you know, China myopia to--?

David Bailey:	I think you could expect that, as the mix of Toric increases, the price will push for sure.

Kate Sharadin:	Alright, thanks very much.

David Bailey:	Thanks Kate.

Operator:	Thank you our next--my next question comes from Larry Haimovitch with HMTC, please go ahead.

Larry Haimovitch:	Good afternoon, David.

David Bailey:	Hey Larry.

Larry Haimovitch:	Sorry I missed you at ASCRS, too, I know you had a very busy schedule. Just to reiterate your comments about the Toric ICL; I was at several of the papers that were talking about the Toric ICL and I talked to one doctor afterwards and he said, I can't quote him exactly because the word was a four-letter word, but he said it was something unbelievable, the results. So I certainly concur with your comments on that. I wanted to clarify your regulatory path -- sounded like you were saying that the one-year follow-up period for that group comes up pretty soon. Did you say that you will file with that data, once the one-year data is available and can be compiled into finishing up the PMA?

David Bailey:	Good question, Larry. We need 125 primary eyes with one-year of follow-up.

Larry Haimovitch:	Um huh.

David Bailey:	At the moment, uh, we've got data on a number of eyes and a number are scheduled, so that within 60 to 90 days from now, we expect the one-year data on the whole 125 primary eyes in-house. Once we have that data, could be as soon as 60 days, could be as long as 90 days, then we can begin compiling the file for submission to FDA, and that usually takes a few months.

Larry Haimovitch:	Right.

David Bailey:	And then, we would submit. And we always said that we would want an approvable letter, or approval of the ICL before we submitted the Toric ICL.

Larry Haimovitch:	Ok, so, until, until the ICL either gets approvable or approved you won't file the Toric ICL.

David Bailey:	I think that's correct, but my timings look to be reasonably sequential.

Larry Haimovitch:	Um huh.

David Bailey:	To reference my comments on May with ODE, and 60 to 90 days for the data and some time to compile. That could flow quite nicely. So, I'm quite, I'm very pleased with that.

Larry Haimovitch:	Um huh, you lead to my next question which is ODE and the ICL. First question is, you went to panel in October of '03 if I recollect correctly. And I'm just surprised that, that it's not until May of '05 that all the issues related to the approval, ex-compliance in California, are not complete. Now did I, is there something I'm missing here, David, orhas it indeed taken that long?

David Bailey:	You're not missing anything, Larry. It's taken that long and it's a lot longer than we believed. I think there's no doubt that the compliance issues have probably slowed things down even with ODE, because we know they've been asked to comment on many of the compliance observations, and that has taken ODE's time.

Larry Haimovitch:	Yep.

David Bailey:	So, for example, on the material issues which accounted for seven of the 36 observations, we know ODE, how we're asked to comment and helped provide guidance on that and that's what we were pleased about. So, no doubt, they've had extra work as a result of the compliance issues and generally that will slow things down. So, I think, you know, it's taken longer. I don't necessarily think that it's because of any fundamental problems with the file. We have had interesting discussion which would indicate that we've dealt with things pretty quickly and well.

Larry Haimovitch:	Um huh.

David Bailey:	And, as I said, there seems to be a willingness based on our conversations to try and bring this to a conclusion.

Larry Haimovitch:	Ok.

David Bailey:	And, you know there's a school of thought that would say ODE would not give approval before compliance is resolved. There's also a school of thought that says sometime they will and any approval would be subject to resolution of compliance.

Larry Haimovitch:	Right.

David Bailey:	So, maybe it's a combination of factors. But, net, net, you know, clearly we would have hoped it would take a lot less--

Larry Haimovitch:	Yeah.

David Bailey:	--time and there's nothing that we've seen in the dialogues with ODE that would indicate that there's a major problem with the product.

Larry Haimovitch:	One more follow-up question with regard to what you just commented on, I'll jump back in queue, and that is, is there anything significant about an approvable letter before compliance in California is cleared beyond, hey that feels good; it says Washington is happy with us, which is obviously a good thing from a feel-good standpoint, but is there anything practically valuable, uh, that we should say if we see that, we go "Wow, isn't that great news" beyond the fact that well, now, ODE is happy with the file. I mean, is there some more significance beyond that, David?

David Bailey:	I would be pleased to have an approvable letter--

Larry Haimovitch:	Well, we all would be pleased

David Bailey:	--completion compliance issues, Larry.

Larry Haimovitch:	Yeah, but, but, but still you've got the compliance. I mean if you've got an approvable letter in a month, but the compliance issues in California were still ongoing it would be a limited feel-good, I guess is the way to say it.

David Bailey:	Uh, correct.

Larry Haimovitch:	Ok, very good, just wanted to clarify your thoughts on it. Thanks so much, David.

David Bailey:	Thank you.

Operator:	Thank you. Our next question comes from Tyson Halsey with Halsey Advisory Management, please go ahead.

David Bailey:	Hello.

Tyson Halsey:	I'm glad to see that you guys are making good success on reducing your operating expenses and it was nice seeing you at the ASCRS, David. You mentioned in your comments that Don Bailey has a successful track record. Can you tell us a little bit more about Don Bailey and his track record?

David Bailey:	Yeah. Don Bailey is Chairman of Comarco which is a U.S. public company. He used to run that company as president and CEO. We were delighted that having come on the Board. Clearly he's got a strong knowledge of running a U.S. public company and we set about late last year strengthening the Board with that particular skill base. And the first step was bringing Dave Schlotterbeck on board who has an excellent track record, but one in the medical device arena. I think Don's got a very strong track record, not in the medical device arena, but nevertheless, somebody who's run a U.S. public company and is also chairman of that same public company. So, he has a good background in terms of being the chairman of the public company that he used to run as president and CEO. So, I think that's only going to help.

In 1998, he was elected Chairman of Board and then assumed that non-executive role, but prior to that he had run Comarco which he joined in 1980, and he became CEO in 1990. So that, during his 10 year tenure at Comarco he clearly developed significant skills in strategy development and execution; he did a lot of change management, business building, acquisitions, divestiture of certain segments of that balance sheet--of that business, and good balance sheet management, and oversaw some significant gains in shareholder value. So with that track record, I'm hopeful that STAAR shareholders will be excited about the contribution that Don can make to the Company.

Tyson Halsey:	What were his gains for his shareholders?

David Bailey:	Uh, I don't have them quantified, but pretty significant.

Tyson Halsey:	Last question. When I was at the ASCRS I think I ran into somebody that gave me the impression there might be an approval of the ICL in China this summer. I guess I was mistaken, is that correct? Your comments said in the 4th quarter?

David Bailey:	I can't comment on what people told you at ASCRS, but our current position is that we feel that that could be in early 4th quarter with Toric ICL in Korea earlier than that. In fact, we estimate sometime this quarter, Q2.

Tyson Halsey:	How do the economics on that play out? That's a split situation with Canon STAAR and how large is that market in China?

David Bailey:	The market in China is huge. The LASIK market currently is about 800,000 procedures in China. In terms of this approval, it's for the STAAR Surgical product, and we would move forward with commercialization. And as I said in the call, in anticipation of that, we've actually moved somebody to the region to manage that rollout and that's already beginning in terms of training courses, etc. So, very excited and good, good potential. And obviously, as we said in the past, Asia represents a highly myopic market with significant astigmatism. So I think the--I'm excited about getting Toric approval in Korea to build on our ICL approval, and I'm excited about both products in China. Although the bu--and it helps, although it's a huge geography a lot of the volume is focused on specific centers, so that we can get reasonable coverage with certain specific high volume centers, and hopefully build the business nicely from there.

Tyson Halsey:	Thank you for your time.

Operator:	Thank you. Ladies and gentlemen, if there are any further questions, please press the star followed by the one on your pushbutton phone now.

As a reminder, if you're using speaker equipment, you will need to lift the handset before pressing the numbers.

Management, we have no further questions. Do you have any concluding comments?

David Bailey:	Excellent, no, just thank you everybody for participating -- some excellent questions and we look forward to making further progress during the 2nd quarter. Thank you very much.

Operator:	Thank you. Ladies and gentlemen, this concludes the STAAR Surgical 1st Quarter Results Conference Call.

Once again, if you'd like to listen to a replay of today's conference, please dial 1-800-405-2236 or 303-590-3000, and enter the pin code 11028553. Once again, if you'd like to listen to a replay of today's conference, please dial 303-590-3000 or 1-800-405-2236, and enter the pin code 11028553.

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END